Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229176 on Form S-3, and Registration Statement No. 333-84689 for the Steelcase Inc. Deferred Compensation Plan and Registration Statement Nos. 333-46711, 333-50964, 333-102361, 333-146530, 333-257944, 333-274642 and 333-280770 for the Steelcase Inc. Incentive Compensation Plan, all on Forms S-8, of our reports dated April 18, 2025, relating to the financial statements of Steelcase Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Steelcase Inc. for the year ended February 28, 2025.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
April 18, 2025